Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FUJIFILM Electronic Materials Co., Ltd.

We consent to the incorporation by reference in the registration statements (Nos. 333-71721 and 333-54098) on Form S-8 of Arch Chemicals, Inc. of our report dated December 2, 2005, with respect to the consolidated balance sheets of FUJIFILM Electronic Materials Co., Ltd. and subsidiaries as of March 31, 2004 and 2005, and related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the years then ended, which report appears in the December 31, 2004 annual report on Form 10-K/A (Amendment No. 1) of Arch Chemicals Inc.

KPMG AZSA & Co.
Tokyo, Japan
December 14, 2005